WESTMINSTER CAPITAL, INC. ANNOUNCES FINAL AMENDMENT TO ITS TENDER OFFER AND CONSUMMATION OF GOING PRIVATE TRANSACTION

     Beverly Hills, CA - September 4, 2003 - Westminster Capital, Inc. (AMEX:
WI) announced that on September 4, 2003, it filed with the Securities and Exchange Commission (SEC) Amendment No. 4 (the "Final Amendment") to the
Schedule 13E-3 transaction statement reporting the results of the consummation of its going private transaction. On August 29, 2003, Westminster filed a Certificate of Merger and Ownership with the Delaware Secretary of State at which time its parent, Westminster Acquisition Corp. ("Parent") merged with and into Westminster, with Westminster being the surviving company. In connection with this short-form merger, each share of common stock of Westminster (other than those held by Parent) was cancelled and converted into the right to receive $2.95665 in cash without interest. In addition, as a result of the merger, Wesminster became a privately held company and its stock was delisted from the American Stock Exchange and the Archipelago Exchange. The Final Amendment may be obtained on the SEC's web site at www.sec.gov or by contacting Westminster at 1-310-278-1930. Letters of Transmittal, a Notice of Merger (including instructions on appraisal rights), and other necessary documents for the exchange of the common stock of Westminster will be mailed to the former Westminster stockholders by Westminster's paying agent for the merger as promptly as practicable.


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